Exhibit 99.1

A. H. Belo Corporation Provides Business Update in Response to COVID-19 Outbreak

DALLAS –  A. H. Belo Corporation (NYSE: AHC) announced today that it is taking several actions to maintain operating momentum while preserving cash and financial flexibility.

Grant Moise, president and publisher of The Dallas Morning News, said, “We have entered an economic reality where our growth in audience is not enough to offset near-term challenges in advertising revenue. While we are aggressively reducing non-compensation related expenses, that will not be enough. Base compensation for all employees is being reduced between 3 percent and 17 percent. Total compensation for senior executives may be reduced by as much as 27 percent. There will be no immediate layoffs or furloughs.

“The responsible stewardship of the Company’s balance sheet will allow us to come out of the downturn in a position of comparative strength.  Our unduplicated, high-quality journalism and public engagement have never been more important.”

Katy Murray, executive vice president and Chief Financial Officer, said, “In addition to these operating actions, the Board of Directors is reducing capital expenditures to less than $1.0 million for this year, lowering director compensation by 17 percent going forward, and lowering the quarterly dividend rate to $0.04 per share from the current rate of $0.08 per share effective in the third quarter of this year. Commencing with the 2020 annual meeting of shareholders, non-employee directors will receive an annual retainer of $105,000 with no additional amounts for service as Lead Director or committee chair. The size of the Board will be reduced by two at the annual meeting, as directors Ty Miller and Nicole Small will not stand for reelection.

“In regards to the Company’s 2019 SEC quarterly and annual filings, we are pleased to have the 2019 first and second quarter amended reports on file and we expect to file the third quarter 2019 Form 10-Q by the middle of this month. On March 16, 2020, the Company availed itself of a 45-day extension to file its 2019 Form 10-K based on the Securities and Exchange Commission’s March 4, 2020 order permitting certain exemptions and extensions for COVID-19-related delays. The

A. H. Belo Corporation Provides Business Update in Response to COVID-19 Outbreak

April 6, 2020

Company’s 2019 Form 10-K is now due April 30, 2020, and is eligible for an additional 15-day extension. We expect to file the 2019 Form 10-K by April 30.”

Robert W. Decherd, chairman, president and Chief Executive Officer, said, “Our Company is advantaged by comparison to most others, especially within the newspaper industry. This gives our Board choices to prioritize the long-term health of this great enterprise and support its reason for being – that is, to provide invaluable news and information to the people who depend on us and to the communities The Dallas Morning News  has served for nearly 135 years.

“We started the year with $48.6 million of cash and no debt. Based on the actions we have taken to refocus the Company’s 2020 financial plan, we’ll invest approximately $8.0 million of cash from our balance sheet this year to maintain operations, continue paying a dividend, and fund progress toward becoming sustainably profitable in a digital world.”

A. H. Belo Corporation Provides Business Update in Response to COVID-19 Outbreak

April 6, 2020

About A. H. Belo Corporation

A. H. Belo Corporation is the leading local news and information publishing company in Texas. The Company has commercial printing, distribution and direct mail capabilities, as well as a presence in emerging media and digital marketing. While focusing on extending the Company’s media platforms,  A. H. Belo delivers news and information in innovative ways to a broad range of audiences with diverse interests and lifestyles. For additional information, visit www.ahbelo.com or email invest@ahbelo.com.

Statements in this communication concerning A. H. Belo Corporation’s business outlook or future economic performance, revenues, expenses, and other financial and non-financial items that are not historical facts, including statements of the Company’s expectations relating to the outcome of its ongoing review of asset impairment and related items and the timing of its late third quarter 2019 report and its 2019 Form 10-K with the Securities and Exchange Commission and filing future reports, are “forward-looking statements” as the term is defined under applicable federal securities laws. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could cause actual outcomes and results to differ materially from current expectations. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint prices; program costs; labor relations; technology obsolescence; the current and future impacts of the COVID-19 public health crisis; as well as other risks described in the Company’s most recent Annual Report on Form 10-K and in its other public disclosures and filings with the Securities and Exchange Commission. Among other risks, there can be no guarantee that the Board will approve a quarterly dividend in future quarters. A. H. Belo Corporation undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.